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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              U.S. CAN CORPORATION




                                    ARTICLE I
                                      NAME

         The name of the Corporation is U.S. Can Corporation (the
"CORPORATION").

                                   ARTICLE II
                           REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                     CAPITAL

1.  DESIGNATION.

         1.1. CLASSES OF STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000 shares, of which (a) 200,000,000 shares, $.01 par value per share, are to be of a class designated "Preferred Stock" (the "PREFERRED STOCK") and (b) 100,000,000 shares, $.01 par value per share, are to be of a class designated "Common Stock" (the "COMMON STOCK").

         1.2. SERIES OF PREFERRED STOCK. Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Corporation's Board of Directors (the
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"BOARD OF DIRECTORS") is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock. Initially, 106,666,667 shares of Preferred Stock shall be designated "Series A Senior Preferred Stock" (the "SERIES A PREFERRED").

         1.3. RIGHTS, PREFERENCES AND RESTRICTIONS OF STOCK. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred and the Common Stock are set forth below in this Article IV.

         1.4. SENIOR CREDIT FACILITY. Notwithstanding anything to the contrary in this Certificate of Incorporation, no payments relating to the Series A Preferred (including without limitation dividends and redemptions) shall be made unless (a) such payments are permitted under the Credit Agreement dated as of October 4, 2000 by and among the Corporation, United States Can Company, USC May Verpackungen Holding, Inc., certain foreign subsidiaries of the Corporation, Bank of America, N.A., as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and Bank One, NA (Main Office Chicago), as Documentation Agent, as amended, modified, renewed, restated or refinanced from time to time (the "SENIOR CREDIT FACILITY") or (b) the debt outstanding under the Senior Credit Facility has been paid in full.

2.  DIVIDENDS.

         2.1. DIVIDENDS ON SERIES A PREFERRED. Each holder of Series A Preferred shall be entitled to receive annual cumulative preferential dividends with respect to each share of Series A Preferred held by such holder in an amount equal to $0.10 (which amount shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Series A Preferred shall occur), which dividends (a) shall be payable in preference and priority to any payment of any dividend with respect to the Common Stock, (b) shall (i) accrue daily and (ii) compound quarterly on the unpaid amount of the dividend on the last day of each of March, June, September and December, beginning December 31, 2000, and (c) shall be payable in cash when, as and if declared by the Board of Directors. Dividends on the Series A Preferred shall accrue and compound whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

         2.2. DIVIDENDS ON COMMON STOCK. Each holder of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor; PROVIDED, HOWEVER, that no dividend shall be declared or paid on the Common Stock unless all accrued and unpaid dividends on all outstanding shares of Series A Preferred shall have been paid or declared and set aside for payment.


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3.  LIQUIDATION, DISSOLUTION OR WINDING UP.

         3.1. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                  (a) Each holder of Series A Preferred shall receive, prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership of Common Stock, an amount in cash equal to the sum of (i) $1.00 per share of Series A Preferred (which amount shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Series A Preferred shall occur) held by such holder PLUS (ii) all accrued and unpaid dividends on each such share of Series A Preferred, if any, to and including the date on which full payment of such preferential amount shall be tendered with respect to such share of Series A Preferred to the holder of such share of Series A Preferred (collectively, the "LIQUIDATION PREFERENCE"). If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full of the Liquidation Preference to all holders of Series A Preferred, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in accordance with the aggregate Liquidation Preference for the shares of Series A Preferred held by each of them.

                  (b) If payment has been made to each holder of Series A Preferred of such holder's Liquidation Preference, or if no shares of Series A Preferred are then outstanding, the holders of Common Stock shall then be entitled to share ratably in the Corporation's remaining assets, based on the number of shares of Common Stock held by each of them.

         3.2. TREATMENT OF SALES OF ASSETS. A sale of 50% or more of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 3.1 of this
Article IV, unless the holders of a majority of the shares of Series A Preferred then outstanding, voting as a single class, elect not to treat any such event as a liquidation, dissolution or winding up by giving written notice thereof to the Corporation.

4.  VOTING POWER.

         4.1. PREFERRED STOCK. Except as otherwise required by law or Section 7 of this Article IV, no holder of Series A Preferred shall be entitled to vote on any matter by virtue of such holder's ownership of Series A Preferred, but such holder shall be entitled to notice of each stockholder meeting in accordance with the By-laws of the Corporation, as amended and in effect from time to time (the "BY-LAWS") as if such holder were a holder of Common Stock.


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In the event that holders of Series A Preferred shall be entitled to vote on a matter, each holder of Series A Preferred shall be entitled to one vote for each share of Series A Preferred held in such holder's name on the books of the Corporation.

         4.2. COMMON STOCK. Except as otherwise required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock held in such holder's name on the books of the Corporation.

         4.3. RECORD DATE; SINGLE CLASS. The number of shares of Series A Preferred or Common Stock, as the case may be, entitled to vote on any matter shall be determined in each case as of the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided for herein or as required by law, (a) the holders of Series A Preferred shall vote together as a single class and (b) the holders of Common Stock shall vote together as a single class.

5.  REDEMPTION.

         5.1.  REDEMPTION AT THE OPTION OF THE HOLDERS.

                  (a) Upon a Change of Control, each holder of Series A Preferred will have the right to require the Corporation to redeem all or any part of such holder's Series A Preferred at a price per share equal to the Liquidation Preference. The Corporation will use any and all cash that it has available (the "CORPORATION CASH") to effect a redemption pursuant to this Section 5.1 of Article IV; PROVIDED, HOWEVER, that subject to Section 5.1(d) of this Article IV, the failure of the Corporation to have sufficient Corporation Cash to effect such redemption shall not relieve the Corporation of its obligation to make such redemption. In the event that Corporation Cash is not available or is not sufficient to effect a redemption pursuant to this Section 5.1 of Article IV, the Corporation will cause United States Can Company, USC May Verpackungen Holding, Inc. or any other subsidiary of the Corporation designated by the Board of Directors of the Corporation (the "DISTRIBUTING SUBSIDIARIES") to make a distribution to the Corporation for the purposes of effecting a redemption pursuant to this
         Section 5.1 of Article IV but only (i) after United States Can Company has made the requisite repurchase offer to the holders of the subordinated notes (the "SUBORDINATED NOTES") issued pursuant to the Indenture dated as of October 4, 2000 between United States Can Company and Bank One Trust Company, N.A., as Trustee, as amended, modified, renewed, restated or refinanced from time to time (the "INDENTURE") in accordance with the terms of the Indenture, and any Subordinated Notes required to be repurchased pursuant thereto are so repurchased, each as required as a result of such Change of Control so long as the Subordinated Notes are outstanding and (ii) if the making of such distribution would not be prohibited by the terms of the Indenture. Prior to, or within 30 days following, any Change of Control, the Corporation shall mail a written notice


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         (the "REDEMPTION NOTICE") to holders of the Series A Preferred, which
         Redemption Notice shall meet the requirements of Section 5.4 of this
         Article IV.

                  For purposes of this Section 5 of Article IV, "CHANGE OF CONTROL" shall have the meaning ascribed to it in the Indenture; PROVIDED, that in the event that the Indenture has been terminated, Change of Control shall mean (i) any transaction or series of related transactions in which any person who is not an affiliate of the Corporation, or any two or more such persons acting as a group, and all affiliates of such person or persons, who prior to such time owned no securities of the Corporation or securities representing less than 50% of the voting power at elections for the Corporation's Board of Directors, shall (A) acquire, whether by purchase, exchange, tender offer, merger, consolidation, recapitalization or otherwise, or (B) otherwise be the owner of securities of the Corporation (as a result of a redemption of securities or otherwise), or shares in a successor corporation by merger, consolidation or otherwise, such that following such transaction or transactions, such person or group and their respective affiliates beneficially own 50% or more of the voting power at elections for the Board of Directors of the Corporation or any successor corporation, or (ii) the sale or transfer of all or substantially all of the Corporation's or United States Can Company's assets and following such sale or transfer, there is a liquidation of the Corporation.

                  (b) If (i) an Event of Bankruptcy occurs or (ii) the maturity of any debt is accelerated under any Material Loan or Credit Agreement to which the Corporation or any of its subsidiaries is a party, each holder of Series A Preferred will have the right to require the Corporation to redeem all or any part of such holder's Series A Preferred at a price per share equal to the Liquidation Preference; PROVIDED that claims by holders of Series A Preferred pursuant to clause (i) above shall be subordinated to the claims of the lenders under the Senior Credit Facility and to the claims of the holders of the Subordinated Notes, and shall not be paid until such time as such claims are satisfied; PROVIDED, HOWEVER, that subject to Section 5.1(d) of this Article IV, the failure of the Corporation to have sufficient Corporation Cash to effect such redemption shall not relieve the Corporation of its obligation to make such redemption. Within 30 days following any of the events set forth in clause (i) or (ii) above, the Corporation shall mail a Redemption Notice to the holders of the Series A Preferred, which Redemption Notice shall meet the requirements of
         Section 5.4 of this Article IV.

                  For purposes of this Section 5 of Article IV, "EVENT OF BANKRUPTCY" shall mean (i) the filing by the Corporation or United States Can Company in any forum or jurisdiction of any voluntary petition for relief in bankruptcy for either adjudication of bankruptcy or for a reorganization or rearrangement under federal or state bankruptcy laws, or an action for receivership of any nature or an assignment by the Corporation or United States Can Company for the benefit of its creditors, or (ii) the filing (which filing remains undismissed after a period of 60 days from the date of such filing) against the Corporation or United States Can Company in any forum or jurisdiction of


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         any involuntary petition for relief in bankruptcy for either adjudication of bankruptcy or for a reorganization or rearrangement under federal or state bankruptcy laws, or an action for receivership of any nature or an assignment by the Corporation or United States Can Company for the benefit of its creditors.

                  For purposes of this subsection (b), "MATERIAL LOAN OR CREDIT AGREEMENT" shall mean each loan or credit agreement to which the Corporation or any of its subsidiaries is a party and under which an amount of $50,000,000 or more is outstanding or may be borrowed by the Corporation or any of its subsidiaries.


                  (c) In the event of any Public Offering of Common Stock of the Corporation, each holder of Series A Preferred will have the right to require the Corporation to redeem all or any part of such holder's Series A Preferred at a price per share equal to the Liquidation Preference from the net proceeds of each such Public Offering to the extent that proceeds from such Public Offering are not required by the Senior Credit Facility to be applied to the payment of debt of the Corporation or its subsidiaries. In the event that the Corporation does not have sufficient proceeds available from its initial Public Offering to make the required redemption or the Series A Preferred is not otherwise redeemed, the required redemption will be made from the available proceeds of each subsequent Public Offering until the full amount of the Series A Preferred desired by the holders to be redeemed has been redeemed. If any shares that the holders desire to be redeemed remain outstanding, such shares shall be subject to mandatory redemption at a price per share equal to the Liquidation Preference on the 366th day following the earlier of (i) the tenth anniversary of the initial issue date of such Series A Preferred or (ii) the payment in full of the debt outstanding under each of the Senior Credit Facility and the Subordinated Notes. Prior to, or within 30 days following, each Public Offering, the Corporation shall mail a Redemption Notice to holders of the Series A Preferred, which Redemption Notice shall meet the requirements of Section 5.4 of this Article IV.

                  For purposes of this subsection (c), "PUBLIC OFFERING" shall mean the sale by the Corporation of its equity securities pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock of the Corporation shall be listed and traded on a national securities exchange, on the NASDAQ National Market System or on the NASDAQ Stock Market.

                  (d) Notwithstanding anything to the contrary contained in this
         Section 5.1 of Article IV, until the 366th day following the earlier of
         (i) the tenth anniversary of the initial issue date of the Series A Preferred or (ii) the payment in full of the debt outstanding under each of the Senior Credit Facility and the Subordinated Notes, the holders of the Series A Preferred shall not be entitled to institute any proceedings against the Corporation or United States Can Company under federal or state


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         bankruptcy laws as a result of the failure by the Corporation to make any redemption required by this Section 5.1 of Article IV; PROVIDED, that this Section 5.1(d) of Article IV shall not be construed to prevent the holders of the Series A Preferred from asserting any rights in the event of a bankruptcy proceeding against the Corporation or United States Can Company that shall not have been initiated by the holders of the Series A Preferred as a result of the Corporation's failure to redeem any Series A Preferred pursuant to this Section 5.1 of Article IV.

         5.2. REDEMPTION AT THE OPTION OF THE CORPORATION. Upon a Change of Control, the Corporation will have the right to redeem all or any part, on a PRO RATA basis, of a holder's Series A Preferred at a price per share equal to the Liquidation Preference. In the event that Corporation Cash is not available or is not sufficient to effect a redemption pursuant to this Section 5.2 of Article IV, the Corporation may cause a Distributing Subsidiary to make a distribution to the Corporation for the purposes of enabling the Corporation to effect a redemption pursuant to this Section 5.2 of Article IV but only (i) after United States Can Company has made the requisite repurchase offer to the holders of the Subordinated Notes issued pursuant to the Indenture in accordance with the terms of the Indenture, and any Subordinated Notes required to be repurchased pursuant thereto are so repurchased, each as required as a result of such Change of Control so long as the Subordinated Notes are outstanding and (ii) if the making of such distribution would not be prohibited by the terms of the Indenture. In the event that the Corporation elects to exercise its rights under this Section
5.2 of Article IV, it may do so not later than 180 days after such Change of Control occurs, and the Corporation shall mail a Redemption Notice to holders of the Series A Preferred, which Redemption Notice shall meet the requirements of
Section 5.4 of this Article IV.

         5.3.  PAYMENT OF LIQUIDATION PREFERENCE.

                  (a) On the date of redemption of the shares of Series A Preferred (the "REDEMPTION DATE"), the Corporation will pay to each holder of Series A Preferred an amount equal to the Liquidation Preference with respect to each share of Series A Preferred held by such holder and redeemed on such date. If on the Redemption Date the funds of the Corporation legally available and permitted to be used for redemption under the terms of this Certificate of Incorporation for redemption of shares of Series A Preferred are insufficient to redeem the number of shares of Series A Preferred to be redeemed on such date, those funds that are legally available and permitted to be used for redemption under the terms of this Certificate of Incorporation will be used to redeem, at the Liquidation Preference, the maximum possible number of such shares of Series A Preferred. If, at any time thereafter, additional funds of the Corporation become legally available and permitted to be used for redemption under the terms of this Certificate of Incorporation for the redemption of Series A Preferred, such funds will immediately be used to redeem the balance of such shares of Series A Preferred to be redeemed (or such portion thereof for which funds are then legally available and


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         permitted to be used for redemption under the terms of this Certificate of Incorporation) that the Corporation has not so redeemed.

                  (b) If less than all of the shares of Series A Preferred are to be redeemed or purchased in an offer to purchase at any time, the Corporation shall select the shares of Series A Preferred to be redeemed or purchased among the holders of the shares of Series A Preferred in compliance with the requirements of the principal national securities exchange, if any, on which the shares of Series A Preferred are listed or, if the shares of Series A Preferred are not so listed, on a PRO RATA basis.

         5.4. REDEMPTION NOTICE; SURRENDER OF CERTIFICATES. The Redemption Notice to each holder of Series A Preferred shall contain the following information:

                  (a) the number of shares, if any, of Series A Preferred held by such holder which shall or may, as the case may be, be redeemed on the Redemption Date pursuant to the provisions of this Article IV;

                  (b)  the Redemption Date;

                  (c) the address at which the holder may surrender to the Corporation its certificate or certificates representing shares of Series A Preferred to be redeemed; and

                  (d) a description of the transaction or transactions that gave rise to the issue of such Redemption Notice.

         The Redemption Notice shall be mailed, postage prepaid by first class mail or recognized overnight delivery service, to each holder of record of Series A Preferred, at such holder's address as shown on the records of the Corporation.

         In the event the Redemption Notice is being sent to holders of Series A Preferred pursuant to Section 5.1 of this Article IV, the Redemption Notice shall, in addition to meeting the requirements of subsections (a) through (d) of this Section 5.4 of Article IV, notify such holders of the option to redeem such shares of Series A Preferred pursuant to the terms of Section 5.1 of this
Article IV. Within 30 days following the mailing of a Redemption Notice pursuant to Section 5.1 of this Article IV, a holder of Series A Preferred who wishes to exercise its option to redeem shares pursuant to Section 5.1 of this Article IV (a "SECTION 5.1 OPTION") must deliver, or cause to be delivered, a written notice (the "HOLDER'S NOTICE") to the Corporation at the address specified in the Redemption Notice, which Holder's Notice shall instruct the Corporation that the holder elects to exercise its Section 5.1 Option. In the event that the Corporation has not received a Holder's Notice for any holder within such 30-day period following the Corporation's mailing of the Redemption Notice, such holder will be conclusively deemed not to have exercised its Section 5.1 Option; PROVIDED, HOWEVER, that once a holder has delivered a Holder's Notice with respect to any shares of Series A Preferred, such


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holder shall not be required to deliver any subsequent Holder's Notice with respect to such shares of Series A Preferred if such shares of Series A Preferred had not otherwise been previously redeemed.

         In the event the Redemption Notice is being sent to holders of Series A Preferred pursuant to Section 5.2 of this Article IV, shares of Series A Preferred called for redemption shall become irrevocably due, upon the delivery of such Redemption Notice, and payable on the Redemption Date set forth in such Redemption Notice at the Liquidation Preference.

         Each holder of shares of Series A Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place specified in the Redemption Notice on or prior to the Redemption Date designated in the Redemption Notice, and thereupon an amount equal to the Liquidation Preference shall be paid to the order of the person whose name appears on such certificate or certificates. Each surrendered certificate shall be canceled and retired. The Corporation's failure to give any required Redemption Notice shall in no way affect its obligation to redeem the Series A Preferred as provided in this Article IV.

         5.5. DIVIDENDS AFTER REDEMPTION. From and after the date on which the Corporation shall have paid in full the Liquidation Preference with respect to any share of Series A Preferred, such share of Series A Preferred thereby redeemed shall not be entitled to any further dividends pursuant to Section 2 of this Article IV.

6. NO REISSUANCE OF SERIES A PREFERRED. No share of Series A Preferred acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred accordingly.

7. VOTING RIGHTS OF SERIES A PREFERRED. In addition to any rights provided by law, without the written consent of the holders of a majority of shares of Series A Preferred then outstanding, the Corporation shall not:

                  (a) effect any amendment to, or modification of, this Certificate of Incorporation that would adversely affect the rights or preferences pertaining to Series A Preferred;

                  (b) reclassify any shares of Series A Preferred;

                  (c) authorize, issue or sell, or obligate itself to authorize, issue or sell, any equity securities that are senior to or pari passu with the Series A Preferred with respect to dividends, liquidation preferences or redemption rights; and


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                  (d) incur any indebtedness in excess of indebtedness permitted under the terms and conditions of the Senior Credit Facility.

8. NO CONVERSION OF SERIES A PREFERRED. Shares of Series A Preferred shall not be convertible into any securities of the Corporation or any of its affiliates.

9.  NOTICES OF RECORD DATE.  In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right (other than the right to vote in and of itself); or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), any merger or consolidation of the Corporation (other than a merger or consolidation with a wholly-owned subsidiary in which the Corporation is the surviving corporation), or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person (other than a wholly-owned subsidiary); or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which such action is to be taken.

10. COMMON STOCK. Except as otherwise set forth herein, each share of Common Stock issued and outstanding shall be identical in all respects one with the other. Except for, and subject to, those rights expressly granted to the holders of the Series A Preferred, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders, including, but not by way of limitation,


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(a) the right to receive dividends, when, as and if declared by the Board of
Directors out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Series A Preferred of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

                                    ARTICLE V
                                    DURATION

         The Corporation shall have perpetual existence.

                                   ARTICLE VI
                               BOARD OF DIRECTORS

         The Board of Directors is expressly authorized to exercise all powers granted to the Board of Directors by law, except insofar as such powers are limited or denied herein or in the By-laws.

                                   ARTICLE VII
                  ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

         To the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such repeal or modification.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         To the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, and subject to the provisions of the following paragraph, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation (including any predecessor corporation), or is or was a director or officer of the Corporation


                                      -11-
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who is or was serving at the request of the Corporation (including any predecessor corporation) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.

         Any indemnification under the preceding paragraph (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper under the circumstances because such person has met the applicable standard of conduct set forth in the preceding paragraph. Such determination shall be made in accordance with Section 145(d) of the General Corporation Law of the State of Delaware.

         If a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the first paragraph of this Article VIII, or with respect to any claim, issue or matter therein (to the extent that a portion of such person's expenses can be reasonably allocated thereto), such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, whether a disinterested quorum exists or not, upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall be finally adjudicated that such director or officer was not entitled to indemnification pursuant to this Article VIII.

         The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The right to indemnification under this Article VIII shall be a contract right.


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

         The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or on behalf of a current or former director or officer of the Corporation who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or of Section 145 of the General Corporation Law of the State of Delaware.

                                   ARTICLE IX
                                  SEVERABILITY

         If any provision contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, (a) such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provision hereof and (b) such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable; PROVIDED, HOWEVER, that if no such modification shall render such provision valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.

                                    ARTICLE X
                     RENUNCIATION OF CORPORATE OPPORTUNITIES

         To the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

                                   ARTICLE XI
                                  MISCELLANEOUS

          The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The election of directors of the Corporation need not be by written ballot. Any director of the Corporation or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors of the Corporation, except as otherwise provided in any agreement to which the Corporation is a party or by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws. Cumulative voting by the holders of any class and of any series of any class of the capital stock of the Corporation at any election of directors of the Corporation is hereby prohibited. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to such reservation. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware. References in this Certificate of Incorporation to specific Sections of the General Corporation Law of the State of Delaware shall include any successor provisions to such Sections that shall be in effect from time to time.


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